For Immediate Release

        May 31, 2006

GIBRALTAR AGREES TO SELL ITS THERMAL PROCESSING ASSETS

TO GSO CAPITAL PARTNERS

BUFFALO, NEW YORK (May 31, 2006) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has signed a definitive agreement to sell the assets of its Thermal Processing segment to certain funds managed by GSO Capital Partners, a New York-based investment advisor, and Coldwater Financial LLC, for approximately $135 million in cash and the assumption of certain liabilities.

Completion of the transaction is subject to customary regulatory approval. The transaction is expected to be completed by the end of June.

“Even though our Thermal Processing segment has performed well for Gibraltar during the ten years we have owned it, this business no longer fits in our core portfolio and we concluded that it would be a better match with another organization. We are pleased that the existing management team, led by Carl Spezio, will continue to run this business after the sale,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

“This sale is part of our plan to divest non-core assets and businesses. We will continue to focus our resources and capital on those areas that provide the best strategic fit and which will produce the highest returns for us,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

“In the short run, we will use the proceeds from this sale to pay down debt. Looking further ahead, we will redeploy this capital to strengthen our position in targeted growth areas that provide us with stronger performance characteristics,” said Mr. Lipke.

Gibraltar’s Thermal Processing segment consists of 17 facilities in ten states and Canada, with approximately 900 employees. The Thermal Processing segment had 2005 sales of $108 million, which was approximately eight percent of Gibraltar’s total sales.

Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 4,400 employees and operates 93 facilities in 29 states, Canada, Mexico, and China.

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Gibraltar Agrees to Sell its Thermal Processing Assets

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Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor

Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.